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               [LETTERHEAD OF SHEARMAN & STERLING APPEARS HERE]

                                                                 EXHIBIT 5.01


                                  May 13, 1998



Second Management LLC
600 Steamboat Road
Greenwich, CT 06830

                         Tudor Fund For Employees L.P.
                         -----------------------------

Dear Sirs:

           We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 10,000 Units of Limited Partnership Interest of the Partnership (the "Units") for the Tudor Fund for Employees L.P., a Delaware limited partnership (the "Partnership"). In rendering this opinion, we have examined the Limited Partnership Agreement of the Partnership and such other documents, records, and applicable law as we have deemed necessary or appropriate for purposes of rendering this opinion.

           Based upon the foregoing, we are of the opinion that upon (1) the sale of the Units described in the Registration Statement in the manner and on the terms and conditions set forth therein, and (2) the identification of the purchasers of Units as limited partners on the books and records of the Partnership, the Units will be validly issued, fully-paid, and non-assessable. We are also of the opinion that a limited partner's liability for the losses and obligations of the Partnership solely by reason of such person being a limited partner of the Partnership will not exceed such limited partner's unredeemed capital contribution, undistributed profits, if any, and any distributions and amounts received upon redemption of Units with interest thereon.






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Second Management LLC                  2                             May  , 1998


           We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references made to us in the Prospectus constituting a part of the Registration Statement under the captions "Federal Income Tax Aspects", "Certain State and Local Income Tax Considerations" and "Legal Matters".

           We hereby consent to the filing of this letter as an exhibit to the Registration Statement.

                                            Very truly yours,



                                            /s/ Shearman & Sterling